Exhibit 4.13

Exclusive Technical

Services and Consulting

Agreement

Between

Shanghai eHi Car Sharing Information

Technology Co., Ltd.

And

Shanghai eHi Car Rental Co., Ltd.

January 25, 2015

Exclusive Technical Services and Consulting Agreement

This Exclusive Technical Services and Consulting Agreement (hereinafter referred to as the “Agreement”) is made as of this 25th day of January, 2015 in Shanghai, the People’s Republic of China (hereinafter referred to as the “China”) by and between:

(1)                            Shanghai eHi Car Sharing Information Technology Co., Ltd. (hereinafter referred to as the “Party A”)

Address: 12th Floor, Guosheng Center, 388 Daduhe Road No. 5, Putuo District, Shanghai

Legal representative: Zhang Wen

(2)                            Shanghai eHi Car Rental Co., Ltd. (hereinafter referred to as the “Party B”)

Address: 12th Floor, Guosheng Center, 388 Daduhe Road No. 5, Putuo District, Shanghai

Legal representative: Zhang Ruiping

(In this Agreement, Party A and Party B are referred to as the “Parties” collectively and the “Party” individually.)

Preamble

Whereas, Party A is a limited liability company duly incorporated and existing in Shanghai, China, mainly engaging in information science and information technology.

Whereas, Party B is a limited liability company duly incorporated and existing in Shanghai, China, mainly engaging in car rental.

Whereas, Party A requires Party B to provide licenses, technical support, technical consultation and other services relating to Party A’s businesses (as defined below), and Party B agrees to provide such licenses and services.

NOW, THEREFORE, upon friendly discussions, the Parties agree as follows:

Article I Definitions

1.1                          Unless otherwise indicated herein or otherwise required by the context, the following terms shall have the following meanings in this Agreement:

“Annual Business Plan”

shall mean the business development plan and budget report of Party A for the next calendar year to be prepared by Party A in accordance with this Agreement by December 31 of each year with the assistance of Party B.

“Customer Information”	shall mean all customer information and other relevant documents with respect to Party A’s Business and Services provided by Party B.

“Confidential Information”

shall mean any trade secret, proprietary information, jointly-owned Customer Information, other relevant documents and any other information of a confidential nature of the other Party coming into its knowledge during the performance of this Agreement..

“Defaulting Party”	shall mean the Party/Parties hereto violating any one or more provisions hereof.

“Default”	shall mean that the Party hereto substantially violates or fails to perform any one or more provisions hereof.

“Non-Defaulting Party”	shall mean the Party/Parties hereto faithfully carrying out all provisions hereof.

“Devices”	shall mean any or all devices owned or purchased from time to time by Party B and utilized for the purpose of providing Services.

“Party A’s Business”	shall mean all businesses conducted and developed by Party A currently and any time during the term of the Agreement.

“Receiving Party”	shall mean the Party receiving Confidential Information.

“Party’s Rights”	shall mean that either party fails to exercise or delays the exercise of any rights, power or remedy entitled by this Agreement or any applicable Laws.

“Services”

shall mean the technical support, technical consultation and technical training, as well as other services related to Party A’s Business to be provided by Party B exclusively to Party A, including but not limited to:

(1) licensing to Party A of relevant software required for Party A’s Business;

(2) providing Party A with total solutions of technologies required for Party A’s Business;

(3) routine management, maintenance and updating of equipment and database;

(4)	training professionals for Party A;

(5)	assisting Party A with the collection and research of the relevant technical information;

(6)	other relevant technical and consultation services as required by Party A from time to time to the extent permitted by PRC Laws.

“Service Fees”	shall mean all of the fees payable by Party A to Party B according to Article III hereof as to the Services provided by Party B.

“Year”	shall mean the calendar year from January 1 to December 31.

1.2                          All references to any laws and regulations (hereinafter referred to as “Laws”) herein shall be deemed to:

(1)         include a reference to such Laws as modified, amended, supplemented and reenacted,  effective either before or after the date hereof; and

(2)         include a reference to any other decisions, circular or rule made thereunder or effective as a result thereof.

1.3                          Unless otherwise specified by the context, any reference to a provision, clause, section or paragraph hereof shall be a reference to a provision, clause, section or paragraph of this Agreement.

Article II Services

2.1                          To better conduct Party A’s Business, Party A needs Party B to provide it with the Services and Party B agrees to provide Party A with the Services.

2.2                          Party B shall provide Party A with the Services in accordance with the provisions hereof, and Party A shall provide convenience as much as possible to Party B’s Services.

Article II Service Fees

3.1                          In connection with the Services provided by Party B under Article II hereof, Party A agrees to pay Party B Services Fees  at one hundred percent (100%) of all Party B’s revenues for the period from January 25, 2015 to January 24, 2035, and thereafter, at a rate adjusted and determined annually upon mutual agreement between the Parties in writing.

3.2                          The Parties agree that Party A shall pay the Services Fees in accordance with the following provisions:

(1)                            Party A shall pay the Service Fees to Party B on a quarterly basis,. Party A shall pay Party B the Service Fees specified in Article 3.1 for the preceding three (3) months prior to January 10, April 10, July 10 and October 10 each year .

(2)                            At the end of each fiscal year of Party A, Party A and Party B shall  verify the total operating revenues of Party A for the preceding Year based on an audit report issued by a PRC registered accounting firm acceptable to both Parties to calculate the performance-based services fees actually payable by Party A and adjust the fees accordingly (refund for any overpayment or payment for any shortfall) within fifteen (15) business days of the issuance of the audit report.  Party A undertakes to Party B that it will provide relevant PRC registered accounting firm with all necessary documents and assistance and cause it to prepare and issue an audit report for the preceding Year to the Parties within thirty (30) business days of the end of each Year..

3.3                          Party A shall,  in accordance with this Article, remit all Service Fees into a bank account designated by Party B in a timely manner. If Party B changes its bank account, it shall give Party A seven (7) business days’ written notice.

3.4                         The Parties may, subject to mutual agreement, enter into a supplementary agreement in the form  attached hereto as Appendix I  for each year starting from the Year 2015 to determine the calculation methods of the Service Fees under Article 3.1 hereof payable by Party A to Party B for the then current year. The Parties shall conclude and sign such supplementary agreement  through negotiation one month prior to the commencement of the current Year.

3.5                             If, during the term of the Agreement, Party B provides any other services not covered hereby as required by Party A, the Parties agree to cooperate first in such a manner provided hereunder or closest possible to the manner provided hereunder and adjust the calculation methods of the  Service Fees set forth in Article III accordingly.

Article IV Obligations of Party A

4.1                          Party B’s Services hereunder shall be  exclusive; during the term of the Agreement, Party A shall not execute any agreement with any third party to engage such third party to provide it with services identical or similar to  the Services of Party B without the prior written consent of Party B.

4.2                         Party A shall provide Party B with its finalized Annual Business Plan for the next year before December 1 each year, so that Party B may prepare the relevant Services plan, in case that Party A needs Party B to procure additional Devices on an ad hoc basis,  it shall consult with Party B  fifteen (15) days in advance to reach mutual agreement.

4.3                          To facilitate Party B in providing Services, Party A shall provide Party B with the materials as may be required by Party B accurately and timely.

4.4                          Party A shall, as required by Article III hereof, duly and fully pay the full amount of the Service Fees to Party B in a timely manner.

4.5                          Party A shall maintain its own good reputation and actively expand its business to realize the maximization of profits.

4.6                          The Parties hereby acknowledge that, in accordance with the terms and conditions of the Equity Pledge Agreement dated March 10, 2014 by and between Party A and all shareholders of record as of the time of effectiveness of this Agreement (the “Existing Shareholders”), the Existing Shareholders have pledged their respective equity interests in Party A to Party B as security for performance by Party A of the obligations hereunder.

Article V Intellectual Property

5.1                          All of the intellectual properties to and in the work products created during its provision of the Services shall be owned by Party B, except for the followings:

(1)                                                 intellectual properties duly owned by a third party, which Party A or Party B has lawfully acquired the right to use, either by license or otherwise;

(2)                                                 otherwise agreed by the parties in written form.

Article VI Confidentiality

6.1                          During the term of the Agreement, the Customer Information shall be jointly owned by the Parties.

6.2                         Both of the parties shall maintain in strict confidence the Confidential Information irrespective of whether the Agreement has been terminated or not. Except where prior written consent has been obtained from the other Party or where disclosure to a third party is mandated by relevant Laws or regulations or information disclosure requirements for public companies, the  Receiving Party shall not disclose any Confidential Information or any part thereof to any third party; except for the purpose of performing this Agreement, the Receiving Party shall not use, either directly or indirectly, any Confidential Information or any part thereof.

6.3                         The following information shall not constitute Confidential Information:

(a)                                 any information which, as shown by written evidence, has previously been known to the Receiving Party by way of legal means;

(b)                                 any information which enters the public domain or known to the public other than as a result of a fault of the  Receiving Party; or

(c)                                  any information lawfully obtained by the  Receiving Party from another resources  subsequent to the receipt of relevant information.

6.4                         The Receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals provided that such Receiving Party shall ensure that such persons shall be bound by this Agreement, maintain the confidential of the Confidential Information and use the Confidential Information only for the purpose of performing this Agreement.

Article VII  Representations and Warranties

7.1                          Party A hereby represents, warrants, and undertakes as follows:

7.1.1                     It is a limited liability company duly incorporated and lawfully existing under the Laws of the place of incorporation with independent legal personality, having full and independent legal status and capacity to execute, deliver and perform this Agreement, and can be an independent party to a lawsuit.

7.1.2                     It has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents to be executed by them related to the transactions contemplated hereunder, as well as to full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it and will constituting its legal and binding obligations enforceable against it in accordance with its terms.

7.1.3                     It shall provide Party B with the financial statements for  the current quarter and the budget for the next quarter within fifteen (15) business days following the end of each quarter, and the financial statements for  the current year and the budget for the next year within thirty (30) business days following the end of each Year.

7.1.4                     It shall timely inform Party B of any lawsuit it has been involved in and  circumstance which has a material adverse effect on it and shall use its best efforts to prevent the expansion of losses.

7.1.5                     Without the written consent of Party B, Party A shall not dispose of any of its material assets or change its current shareholding structure in whatsoever manner.

7.1.6                     It shall not enter into any transaction which may materially influence Party A’s assets, liabilities, business operation, shareholding structure, equity interests held by a third party and other lawful rights (other than those entered into during the ordinary or routine course of business or those have been disclosed to  Party B and obtained Party B’s  written consent).

7.2                          Party B hereby represents and warrants as follows:

7.2.1                     It is a limited liability company duly incorporated and lawfully existing under the Laws of the place of incorporation with independent legal personality, having full and independent legal status and capacity to execute, deliver and perform this Agreement, and can be an independent party to a lawsuit.

7.2.2                     It has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents to be executed by them related to the transactions contemplated hereunder, as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it and will constitute its legal and binding obligations  enforceable against it in accordance with its terms.

Article VIII Term of Agreement

8.1                       The Parties hereby acknowledge that this Agreement shall become effective when it is duly executed by the Parties hereto. Unless terminated in written agreement by the Parties, the Agreement shall expire on January 24, 2035.

8.2                       Party A and Party B shall continue to comply with their respective obligations under Articles 3 and 6.

Article IX Indemnity

Party A shall indemnify and hold Party B harmless against and from all losses  suffered or likely to be suffered by Party B as a result of its provision of the Services, including without limitation to any losses arising out of any suit, recourse, arbitration or claims brought by any third party against it or any administrative investigation or sanction by any governmental authorities, but exclusive of any losses arising out of any willful misconduct or gross negligence of Party B.

Article X Notices

10.1                Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

10.2                Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax; or upon delivery, if delivered in person; or five (5) days after posting, if delivered by mail.

Article XI Liability for Default

11.1                The Parties agree and acknowledge that if any Party commits a Default, the Non-Defaulting Party shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time.  If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time or within ten (10) days after the Non-Defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, then the Non-Defaulting Party shall have the right to, in its discretion, either (i) terminate this Agreement and demand the Defaulting Party to fully indemnify for damages, or (ii) demand the Defaulting Party to continue to perform the obligations hereunder and fully indemnify for damages.

11.2                Notwithstanding other provisions herein, the validity of this Article XI shall not be affected by any suspension or termination of the Agreement.

Article XII Force Majeure

If there occurs an earthquake, typhoon, flood, fire, war, computer virus, tool software design loophole, hacking attack on the Internet, change of policy or law or any other force majeure event which is unforeseeable and whose consequences are insurmountable or unavoidable and a Party is directly affected thereby in its performance of this Agreement or is prevented thereby from performing this Agreement on agreed terms, such prevented Party shall immediately notify the other Party by fax of the same and shall within thirty (30) days provide an evidencing document to be issued by the notary body of the place of the force majeure event setting forth the details of such force majeure and the reasons for such failure to perform, or for the need for postponed performance of, this Agreement.  The Parties shall in light of the extent of the effect of such force majeure event on the performance of this Agreement, agree on whether to waive performance of part of this Agreement or to permit postponed performance thereof.  No Party shall be held liable to indemnify the other Party against its economic losses resulting from a force majeure event.

Article XIII Miscellaneous

13.1                This Agreement is written in Chinese in two (2) originals, with each Party holding one (1) original.

13.2                The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the PRC Laws.

13.3                Any dispute arising from and in connection with this Agreement shall be first settled through friendly negotiation by both Parties. In case no settlement to disputes can be reached after thirty (30) days, the disputes shall then be submitted to China International Economic and Trade Arbitration Commission, Shanghai Commission for arbitration in accordance with its arbitration rules. The arbitration place shall be Shanghai. The arbitral award shall be final and binding upon both Parties.

13.4                None of the rights, powers or remedies granted to any Party by any provision herein shall preclude any other rights, powers or remedies enjoyable by such Party at Law and under the other provisions of this Agreement. In addition, the exercising by one Party of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies.

13.5                No failure or delay by a Party in exercising any rights, powers and remedies (Party’s Rights) available to it hereunder or at Law shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall exclude such Party from exercising such rights in any other way and exercising such other Party’s Rights .

13.6                The headings of the provisions herein are for reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

13.7                This Agreement supersedes any and all prior written or oral agreements between the Parties concerning the subject matter hereof, and constitute the entire agreement between the Parties with respect to the subject matter hereof.

13.8                Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.9                Any amendments and supplements to this Agreement shall be made in written form and shall only come into effect when properly signed by the Parties hereto.

13.10         Without the prior written consent of Party A, Party B shall not assign any of its rights and/or obligations hereunder to any third party. Party A may, upon notice to Party B and to the extent permitted by the PRC Laws, assign any of its rights and/or obligations hereunder to any third party designated by it.

13.11 This Agreement shall be binding on the legal assignees or successors of the Parties.

13.12 The Parties undertake to each file and pay, in accordance with law, the taxes involved in the transactions contemplated hereunder.

[Remainder of Page Intentionally Left Blank]

[Execution Page]

IN WITNESS WHEREOF, this Exclusive Technical Services and Consulting Agreement is executed by the Parties on the date and at the place first set forth above.

Party A: Shanghai eHi Car Sharing Information Technology Co., Ltd.

(Seal)

By:	/s/ Zhang Wen
Name:
Title: authorized representative

Party B: Shanghai eHi Car Rental Co., Ltd.

(Seal)

By:	/s/ Ruiping Zhang
Name:
Title: authorized representative

Appendix I:

Form of Supplementary Agreement

This Supplementary Agreement of the Exclusive Technical Services and Consulting Agreement (hereinafter referred to as the “Supplementary Agreement”) is made as of this              day of             ,              in             , the People’s Republic of China (hereinafter referred to as the “PRC”) by and between:

(1)	Shanghai eHi Car Sharing Information Technology Co., Ltd. (hereinafter referred to as the “Party A”)
Address: 12th Floor, Guosheng Center, 388 Daduhe Road No. 5, Putuo District, Shanghai
Legal representative: Zhang Wen

(2)	Shanghai eHi Car Rental Co., Ltd. (hereinafter referred to as the “Party B”)
Address: 12th Floor, Guosheng Center, 388 Daduhe Road No. 5, Putuo District, Shanghai
Legal representative: Zhang Ruiping

(In this Supplementary Agreement, Party A and Party B are referred to as the “Parties” collectively and the “Party” individually.)

According to the Exclusive Technical Services and Consulting Agreement executed on January 16, 2015 by the Parties, the Parties hereby execute the following Supplementary Agreement:

Party A shall pay the Services Fees to Party B on a quarterly basis for the Year           in accordance with Article 3.2(1) of the Exclusive Technical Services and Consultation Agreement and the Service Fees shall be calculated as follows:                          .

Party A:	Party B:

Shanghai eHi Car Sharing Information	Shanghai eHi Car Rental Co., Ltd.
Technology Co., Ltd.

(seal)	(seal)

By:	By:
Name:	Name:
Title: authorized representative	Title: authorized representative